HUNTINGTON BANCSHARES INCORPORATED

ARTICLES OF AMENDMENT

Huntington Bancshares Incorporated, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by deleting Article Seventh in its entirety and inserting the following in lieu thereof:

“Except as may otherwise be provided in the terms of any class or series of stock other than Common Stock, (a) at the annual meeting of stockholders of the Corporation held in 2009, each director shall be elected to hold office until the second succeeding annual meeting of stockholders and until his or her successor is duly elected and qualifies, and (b) commencing with the annual meeting of stockholders of the Corporation held in 2010, each director shall be elected to hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Directors may be elected to an unlimited number of successive terms.

Subject to the rights of holders of one or more classes or series of stock other than Common Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.”

SECOND: The tenure of office of any director elected prior to the annual meeting of stockholders of the Corporation held in 2009 shall not be affected hereby.

THIRD: The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: There has been no change in the authorized stock of the Corporation effected by the amendment to the charter of the Corporation as set forth above.

FIFTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Assistant Secretary on this 5th day of May, 2008.

ATTEST:	HUNTINGTON BANCSHARES INCORPORATED
/s/ Larry Case Name: Larry D. Case Title: Assistant Secretary	By: /s/ Thomas E. Hoaglin Name: Thomas E. Hoaglin Title: Chief Executive Officer